                                                                  Exhibit 12 (b)

                          J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries

          Computation of Ratios of Available Income to Fixed Charges



                                                          52 Weeks       52 Weeks       52 Weeks       53 Weeks        52 Weeks
                                                           Ended          Ended          Ended           Ended          Ended
($ Millions)                                              01/27/01       01/29/00       01/30/99       01/31/98        01/25/97
                                                         ----------     ----------     ----------     ----------      ----------
Income from continuing operations                         $  (887)       $   273        $   711         $   687        $   706
      (before income taxes and
      capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

      Operating leases                                        320            272            225             180            110
      Short term debt                                          13            137            106             121            102
      Long term debt                                          464            538            557             527            312
      Capital leases                                            3              2              4               7              6
      Other, net                                                2             (5)             1              (5)            14

                                                          -------        -------        -------         -------        -------
Total fixed charges                                           802            944            893             830            544

                                                          -------        -------        -------         -------        -------
Total available income                                    $   (85)       $ 1,217        $ 1,604         $ 1,517        $ 1,250
                                                          =======        =======        =======         =======        =======
Ratio of available income to
      fixed charges                                             *            1.3            1.8             1.8            2.3
                                                          =======        =======        =======         =======        =======



The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above. The LESOP notes were repaid in July 1998.

* Income from continuing operations (before income taxes and capitalized interest) was not sufficient to cover fixed charges by $887 million.